UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2024

ARRIVENT BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41929	86-3336099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 Campus Boulevard, Suite 100 Newtown Square, PA	19073
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (628) 277-4836

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AVBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 4, 2024, ArriVent BioPharma, Inc. (the “Company”) entered into a Research and Collaboration Agreement with Jiangsu Alphamab Biopharmaceuticals Co., Ltd.  (“Alphamab”), a wholly owned subsidiary of Alphamab Oncology, pursuant to which the Company and Alphamab will discover, develop and commercialize novel antibody drug conjugates for the treatment of cancers (the “Alphamab Agreement”).

Under the Alphamab Agreement, and subject to the Company’s payment to Alphamab of the applicable research costs, Alphamab will grant the Company an exclusive, royalty-bearing, sublicensable license under certain Alphamab intellectual property and joint intellectual property to develop and commercialize such products in all fields of use worldwide, except greater China, which includes mainland China, Hong Kong, Macau and Taiwan (the “Retained Territory”). Alphamab retains the right to develop and commercialize such products in the Retained Territory. Under the Alphamab Agreement, the Company grants to Alphamab a royalty-free, perpetual license, which is exclusive during the term of the Alphamab Agreement and non-exclusive thereafter, under all intellectual property rights conceived, discovered, developed or otherwise made solely by the Company or jointly with Alphamab pursuant to the activities under the Alphamab Agreement for any and all purposes within the Retained Territory.

Upon commencement of activities to manufacture the products for use in certain clinical trials, Alphamab will grant to the Company a royalty-bearing license under certain Alphamab intellectual property to manufacture the applicable products. Under the Alphamab Agreement, Alphamab is entitled to an upfront payment and potential development and sales milestone payments of up to an aggregate of $615.5 million from the Company. Additionally, Alphamab is entitled to receive royalties in the low- to mid- single digit percent range on net sales of products outside greater China that may arise from the Alphamab Agreement.

The Alphamab Agreement is subject to termination (i) by either party for customary purposes, including the material breach by or bankruptcy of the other party, (ii) by the Company for convenience, (iii) by Alphamab due to the Company’s challenge of certain patents held by Alphamab, or (iv) by Alphamab on a product-by-product basis due to the Company’s failure to carry out certain diligence obligations or in certain instances if there is a change of control of the Company.

The foregoing summary of the Alphamab Agreement is qualified in its entirety by reference to the Alphamab Agreement, a copy of which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2024.

Item 7.01 Regulation FD Disclosure.

On June 5, 2024, the Company issued a press release announcing the multi-target ADC collaboration with Alphamab. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information set forth in this Item 7.01 and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated June 5, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARRIVENT BIOPHARMA, INC.

By:	/s/ Winston Kung, MBA
Winston Kung, MBA
Chief Financial Officer and Treasurer

Date: June 5, 2024